Exhibit 99.1

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

American Tower Completes $2.45 Billion Credit Facilities

Boston, Massachusetts – October 28, 2005 - American Tower Corporation (NYSE: AMT) announced today that it has successfully refinanced the credit facilities of the Company’s principal operating subsidiaries. The Company refinanced the existing $1.1 billion senior secured credit facility at the American Tower operating company level (“AMT OpCo”) with a new $1.3 billion facility and refinanced the existing $900 million senior secured credit facility at the SpectraSite operating company level (“SCI OpCo”) with a new $1.15 billion facility. After repayment of the previous credit facilities, the combined $2.45 billion available under the two new credit facilities provides the Company with up to $977 million of liquidity, net of outstanding undrawn letters of credit.

The new AMT OpCo credit facility consists of a $300 million revolving credit facility, a $750 million Term Loan A and a $250 million Delay Draw Term Loan. At closing, the Company drew down the entire Term Loan A and used the net proceeds to repay the principal and interest on the $745 million outstanding under the previous AMT OpCo credit facility. The new SCI OpCo credit facility consists of a $250 million revolving credit facility, a $700 million Term Loan A and a $200 million Delay Draw Term Loan. At closing, the Company drew down the entire Term Loan A and used the net proceeds to repay the principal and interest on the $697 million outstanding under the previous SCI OpCo credit facility.

The new credit facilities increase the Company’s total liquidity available from its existing credit facilities by $450 million and reduce the Company’s current LIBOR margins to 75 bps. Each of the new credit facilities has a term of five years, maturing in full on October 27, 2010. The new credit facilities do not require amortization of payments and may be paid prior to maturity in whole or in part at the borrower’s option without penalty or premium. The new credit facilities allow the Company to use borrowings for general corporate purposes and, provided certain conditions are met, permit the use of borrowings and internally generated funds to repurchase the Company’s equity securities and repurchase and refinance other indebtedness without additional lender approval.

The new AMT OpCo and SCI OpCo senior secured credit facilities are rated BBB by Standard & Poor’s, Baa3 and Ba1, respectively, by Moody’s, and BBB- by Fitch.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. American Tower owns and operates over 22,000 sites in the United States, Mexico, and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

This press release contains “forward-looking statements,” including, but not limited to, plans, projections and estimates regarding (1) use of the proceeds from the credit facilities, (2) the repurchase, retirement or refinancing of other indebtedness and (3) the effect of the transactions described herein, including effects on our financial flexibility. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for the Company’s indebtedness in particular. More information about potential risk factors that could affect our results is included in our filings with the Securities and Exchange Commission.

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